Exhibit 99.(d)(10)(ii)

Schedule A
to the
Sub-Advisory Agreement
between
Brinker Capital Investments
and

Driehaus Capital Management LLC
As of March 9, 2021, as amended March 5, 2024

The following fee schedule shall be effective as of March 15, 2024:

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets):

Destinations Multi Strategy Alternatives Fund	Event Driven	[*****] [*****] [*****]	[*****] [*****] [*****]

Destinations Small-Mid Cap Equity Fund	Micro Cap Growth	[*****] [*****] [*****]	[*****] [*****] [*****]

Destinations Small-Mid Cap Equity Fund	SMID Growth	[*****] [*****] [*****]	[*****] [*****] [*****]

THE ADVISER:

ORION PORTFOLIO SOLUTIONS, LLC D.B.A BRINKER CAPITAL INVESTMENTS

By:	/s/ Kylee Beach
Name: Kylee Beach

Title: General Counsel & Secretary

THE SUB-ADVISER:

DRIEHAUS CAPITAL MANAGEMENT LLC

By:	/s/ Janet McWilliams

Name: Janet McWilliams

Title: General Counsel

Schedule A